SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        UNDER SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 18, 1996
                                        -----------------
                        (Date of Earliest Event Reported)

                          COMMAND SECURITY CORPORATION
                          ----------------------------
             (Exact name of Registrant as Specified in its Charter)

                                    New York
                                    --------
                            (State of Incorporation)

                                     0-18684
                                     -------
                            (Commission File Number)

                                   14-1626307
                                   ----------
                        (IRS Employer Identification No.)

                  Lexington Park, Lagrangeville, New York 12540
                  ---------------------------------------------
                    (Address of Principal Executive Offices)

                                 (914) 454-3703
                                 --------------
                         (Registrant's Telephone Number)

Item 1-Item 4     Not Applicable.

Item 5            Not Applicable.

Item 6            Not Applicable.

Item 7            Financial Statements and Exhibits.

                  (a), (b) Not Applicable.

                  (c) Exhibits

                  (I)  Press release dated November 13, 1996

Item 8.           Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 1996                COMMAND SECURITY CORPORATION


                                       by:/s/ H. Richard Dickinson
                                          ----------------------------
                                          H. Richard Dickinson
                                          Chief Financial Officer

Command Security Corporation
Corporate Office
Lexington Park
PO Box 340
Lagrangeville, NY 12540
Tel. 914 454-3703
Fax 914 454-0075

                              FOR IMMEDIATE RELEASE

       COMMAND SECURITY CORPORATION ANNOUNCES NET INCOME OF $.01 PER SHARE
                FOR SECOND QUARTER COMPARED TO NET LOSS OF $.09

Lagrangeville, NY - November 13, 1996 - Command Security Corporation (NASDAQ:CMMD) today announced net income of $38,096 or $.01 per share for the quarter ended September 30, 1996 compared to a net loss of $594,264 or $.09 per share for the same period last year. The Company also reported that revenue in the second quarter increased $720,286 or 6.0% over the first quarter of this year.

                                           Condensed Statement of Operation (Unaudited)
                               ----------------------------------------------------------------
                                     Three Months Ended                  Six Months Ended
                               September 30,    September 30,     September 30,   September 30,
                                  1996             1995              1996             1995
Revenue                        $12,721,075      $14,228,641       $24,721,864      $29,131,094
                               ===========      ===========       ===========      ===========

Net Income/(Loss)                   70,387         (522,993)          (19,496)        (709,329)
Preferred Stock Dividends          (32,291)         (71,271)          (64,582)         (71,271)
Net Income/(Loss) Applicable
  to Common Shareholders       $     38,096     $  (594,264)      $   (84,078)     $  (780,600)
                               ============     ============      ============     ============
Net Income/(Loss) per Share    $       0.01     $     (0.09)      $     (0.01)     $     (0.12)
                               ============     ============      ============     ============


Despite lower revenue compared to the second quarter of last fiscal year, gross profit for the quarter ended September, 1996 increased by $430,168 to $2,356,387 or 18.5% of revenue; as compared to $1,926,219 or 13.5% of revenue. The decrease in revenue of $1,507,566 from the quarter ended September, 1995 to the quarter just ended is primarily the result of contracts not renewed during the year due to low margins ($960,000) and the sale of the Company's Boston operation in October, 1995 ($213,374).

William C. Vassell, Chairman of the Board, stated "the trimming of our low margin contracts has been successful. That and other cost saving measures have improved our gross profits dramatically. We have achieved net revenue growth in this quarter as compared to the first quarter of fiscal year 1997 from internal sales of new contracts as well as acquisitions and expect the current trend to continue".

Command Security Corporation provides security services through Company-owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida, and provides back-office service agreements to independent security companies nationwide.

CONTACT:

William C. Vassell, Chairman of the Board                     914-454-3703
H. Richard Dickinson, Chief Financial Officer                 212-689-6565